EXHIBIT 99.1

                                  NEWS RELEASE

                   CONTACT: Patrick Scanlon, Senior Vice President, Controller Penseco Financial Services Corporation
                             (570) 346-7741

                             Michael L. Jake, Chief Financial Officer
                             Old Forge Bank
                             (570) 457-8345

                             FOR RELEASE: 4:00 P.M. Eastern Time: March 6, 2009

       ELECTION DEADLINE FOR OLD FORGE BANK SHAREHOLDERS IS MARCH 18, 2009

SCRANTON AND OLD FORGE, PENNSYLVANIA. March 6, 2009 - Penseco Financial Services Corporation (OTC Bulletin Board - PFNS), the Scranton, Pennsylvania based financial holding company of Penn Security Bank & Trust Company, and Old Forge Bank, a Pennsylvania state chartered bank, today reiterated that the election deadline for Old Forge shareholders to make stock or cash elections in connection with the proposed merger of Old Forge and Penn Security is 5 p.m., New York City time, on March 18, 2009.

Old Forge shareholders of record wishing to make an election regarding the form of consideration they would prefer to receive must deliver to Registrar and Transfer Company, the exchange agent in the merger, properly completed election forms and letters of transmittal, together with Old Forge stock certificates or properly completed notices of guaranteed delivery. These must be received by Registrar and Transfer Company by the election deadline of 5 p.m., New York City time, on March 18, 2009.

OLD FORGE SHAREHOLDERS WHO HOLD THEIR SHARES IN "STREET NAME" MAY HAVE AN ELECTION DEADLINE EARLIER THAN MARCH 18, 2009. THEY SHOULD CAREFULLY REVIEW ANY MATERIALS THEY RECEIVED FROM THEIR BROKER TO DETERMINE THE ELECTION DEADLINE APPLICABLE TO THEM.

Election materials were previously mailed to Old Forge shareholders of record on February 18, 2009. Old Forge shareholders may obtain additional copies of the election materials by contacting Registrar and Transfer Company, at 1-800-368-5948. Old Forge shareholders who hold their shares in "street name" may obtain additional copies of the election documents by contacting their broker.

Shareholders who do not properly make an election by the election deadline will be deemed to have no preference as to the form of merger consideration they will receive, and will receive cash, shares of Penseco common stock or a combination of cash and shares, depending on the elections of other Old Forge shareholders. All elections are subject to the allocation, proration and other adjustment procedures provided in the merger agreement. The completion of the merger remains subject to the approval of the Old Forge shareholders, certain regulatory approvals and the satisfaction of other customary conditions contained in the merger agreement.

A proxy statement/prospectus dated February 10, 2009, relating to the proposed merger and the March 19, 2009, special meeting of Old Forge shareholders to consider and vote upon the proposed merger, was mailed to Old Forge shareholders of record on or about February 13, 2009. The proxy statement/prospectus is part of a registration statement filed by Penseco Financial Services Corporation with the United States Securities and Exchange Commission (SEC). OLD FORGE SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Old Forge shareholders are able to obtain the proxy statement/prospectus free of charge at the SEC's website, http://www.sec.gov/. Old Forge shareholders may also obtain a copy of the proxy statement/prospectus by contacting Registrar and Transfer Company at 1-800-368-5948. In addition, documents filed with the SEC by Penseco Financial Services Corporation will be available free of charge by written request to Mr. Patrick Scanlon, Penn Security Bank & Trust Company, 150 North Washington Avenue, Scranton, Pennsylvania, 18503 or oral request to Mr. Scanlon at 570.346.7741, extension 2316.

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